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                                  Exhibit (11)

                        STERLING BANCORP AND SUBSIDIARIES
                 Statement Re: Computation of Per Share Earnings


                                                   Three Months Ended
                                                        March 31,
                                                 -----------------------
                                                    1998         1997
                                                 ----------   ----------
Net income                                       $3,002,965   $2,462,476
Less: preferred dividends                            12,807        9,578
                                                 ----------   ----------
Net income available for common shareholders      2,990,158    2,452,898
Add: interest on convertible subordinated debt           --       74,990
                                                 ----------   ----------
Net income adjusted for diluted computation      $2,990,158   $2,527,888
                                                 ==========   ==========


Weighted average common shares outstanding        8,218,288    7,721,565
Add dilutive effect of:
   Stock options                                    200,165       87,724
   Convertible preferred stock                      244,691      248,080
   Convertible subordinated debt                         --      494,440
                                                 ----------   ----------
Adjusted for assumed diluted computation          8,663,144    8,551,809
                                                 ==========   ==========

Basic Earnings per share                              $0.36        $0.32
                                                      =====        =====
Diluted Earnings per shares                           $0.35        $0.30
                                                      =====        =====



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